Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

NBH Holdings Corp.:

In connection with Amendment No. 1 to the Form S-1 registration statement filed by NBH Holdings Corp. and subsidiaries, we consent to the use of our reports dated September 28, 2011, with respect to (1) the Consolidated Statements of Financial Condition of NBH Holdings Corp. and Subsidiaries as of December 31, 2010 and 2009, and the related Consolidated Statements of Operations, Stockholders’ Equity and Other Comprehensive Income, and Cash Flows and the notes thereto for the year ended December 31, 2010, and for the period from June 16, 2009 (date of inception) through December 31, 2009; (2) the Statement of Assets Acquired and Liabilities Assumed of Hillcrest Bank, N.A. (a wholly owned subsidiary of NBH Holdings Corp.) as of October 22, 2010; (3) the Statement of Assets Acquired and Liabilities Assumed of Bank Midwest, N.A. (a wholly owned subsidiary of NBH Holdings Corp.) as of December 10, 2010; and the use of our report dated November 14, 2011, with respect to the Statement of Assets Acquired and Liabilities Assumed of Bank of Choice by Bank Midwest, N.A. (a wholly owned subsidiary of NBH Holdings Corp.) as of July 22, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Kansas City, Missouri

December 22, 2011